SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date earliest event reported)	July 15, 2009

MTR GAMING GROUP, INC.

(exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

0-20508	84-1103135
(Commission File Number)	(IRS Employer Identification Number)

STATE ROUTE 2 SOUTH, CHESTER, WEST VIRGINIA

(Address of principal executive offices)

26034

(Zip Code)

Registrant’s Telephone Number, Including Area Code:  (304) 387-8300

N/A

(Former name or former address, if changed since last report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                      Regulation FD Disclosure.

On July 15, 2009, MTR Gaming, Inc. announced its intention to offer $250 million aggregate principal amount of Senior Secured Notes due 2014. Unless the context otherwise requires, references in this current report on Form 8-K to the “Registrant,” “MTR,” “we,” “our,” “us” and “the Company” refer to MTR Gaming Group, Inc. and its consolidated subsidiaries.

(i)            In May 2009, the Registrant entered into a settlement agreement with Black Diamond Commercial Finance L.L.C., which is the primary lender for North Metro Harness Initiative, LLC which operates Running Aces Harness Park in Anoka County, Minnesota.  Black Diamond had sought to foreclose on the Registrant’s 50% equity interest owned by the Registrant’s subsidiary, MTR-Harness, Inc., and enforce the Registrant’s $1 million limited guaranty of North Metro’s indebtedness.   Pursuant to the settlement agreement with Black Diamond, the Registrant relinquished the Registrant’s interest in North Metro (the value of which the Registrant had already written down to $0) and paid $1 million to satisfy the Registrant’s obligations under the payment guaranty.  On June 3, 2009, Black Diamond terminated the litigation with prejudice and the Registrant and Black Diamond executed mutual releases.  Also in May 2009, the Registrant entered into a Signal and Consulting Agreement with North Metro pursuant to which North Metro paid the Registrant $250,000 to provide consulting services with respect to its racing operations for a term of three years.

(ii)           For the month of March 2009, approximately 72% of the total amount played in Mountaineer’s slot machines was attributable to customers from Ohio (10% to customers from Cuyahoga County, Ohio), 25% to customers from Pennsylvania (6% to customers from Allegheny County, Pennsylvania), 2% to customers from West Virginia and 1% to customers from other locations, while approximately 64% of the total amount played at Mountaineer’s table games was attributable to customers from Ohio, 28% to customers from Pennsylvania, 2% to customers from West Virginia and 6% to customers from other locations. For the month of March 2009, approximately 48% of the total amount played in Presque Isle Downs’ slot machines was attributable to customers from Ohio (23% to customers from Cuyahoga County, Ohio), 45% to customers from Pennsylvania (1% to customers from Allegheny County, Pennsylvania), 3% to customers from New York and 4% to customers from other locations.

(iii)          Amended and Restated Credit Facility

In connection with the refinancing of our debt with the proceeds of the offering of new senior secured notes, we intend to amend our existing credit facility to provide for borrowing availability of $20.0 million in revolving loans. The terms of the Amended and Restated Credit Facility provide that MTR may not draw any amounts under the Amended and Restated Credit Facility until the $130.0 million in aggregate principal amount of our outstanding 9.75% Senior Notes due 2010 are fully refinanced.  Such commitment will reduce by $2.75 million in September 2009 and an additional $5.5 million in December 2009. In addition, the Amended and Restated Credit Facility requires us to permanently repay amounts outstanding, and reduce the commitment, thereunder with the proceeds from asset sales and insurance from events of loss, the incurrence of debt or sales of capital stock. The maturity date of the Amended and Restated Credit Facility will be March 31, 2010. Borrowings under the Amended and Restated Credit Facility will bear interest at a margin of 5.0% above the base rate or 6.0% above the LIBOR rate, subject to specified floors on LIBOR and the base rate.

The Amended and Restated Credit Facility will include certain financial and other covenants.  We expect that the Amended and Restated Credit Facility will contain an interest coverage ratio of 1.50 to 1.00, a secured leverage ratio of 4.00 to 1.00 to September 30, 2009 and 3.75 to 1.00 from October 1, 2009 and a priority senior secured leverage ratio of 0.50 to 1.00. Each such ratio will be tested on a quarterly basis. The Amended and Restated Credit Facility will also include restrictions on our ability to make capital expenditures; changes in the nature of our businesses; sale of all or a substantial or material portions of our assets; mergers, acquisitions, consolidations, reorganizations and recapitalizations; investments; additional indebtedness; guarantees; leases; dividends and distributions; liens; debt repayments; sale-leasebacks; lease expenditures; and transactions with affiliates.

The Amended and Restated Credit Facility will also permit us to pay $13.0 million of fees to the State of Ohio in September 2009 in connection with licensing requirements for video lottery terminals at Scioto Downs.

(iv)          Although the Registrant’s results of operations for the quarter ended June 30, 2009, are not yet available, the following reflects the Registrant’s current expectations for that period:

•      the Registrant expects total gross revenues from continuing operations of approximately $123 to $124 million, compared to total gross revenues from continuing operations of $125.7 million for the quarter ended June 30, 2008;

•      the Registrant expects EBITDA from continuing operations of approximately $18.5 to $20 million (after severance costs of $160,000 and strategic costs associated with lobbying and gaming efforts in Ohio of $350,000), compared to EBITDA from continuing operations of $18.0 million for the quarter ended June 30, 2008; and

•      the Registrant expects income from continuing operations of approximately $0.4 to $0.8 million compared to a $0.7 million loss from continuing operations for the quarter ended June 30, 2008.

Current and prior year results reflect the reclassification of Running Aces Harness Park and Jackson Harness Raceway as discontinued operations.

The estimates set forth above are based solely on currently available information.  The Registrant has not finalized its financial statement closing process for the quarter ended June 30, 2009.  During the course of this process the Registrant may identify items that would require the Registrant to make adjustments to its preliminary operating results described above.  As a result, the discussion above constitutes forward-looking statements and, therefore, the Registrant cautions that these statements are subject to risks and uncertainties, including possible adjustments to the Registrant’s preliminary operating results and the risk factors highlighted in the Registrant’s public filings.

Reconciliation of Non-GAAP Measures to GAAP

EBITDA represents earnings (losses) before interest, income taxes, depreciation and amortization, and gain (loss) on disposal of property.  EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), is unaudited and should not be considered as an alternative to, or more meaningful than, net income or income from operations as an indicator of our operating performance, or cash flows from operating activities, as a measure of liquidity.  EBITDA has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry.  Uses of cash flows that are not reflected in EBITDA include capital expenditures, interest payments, income taxes, and debt principal repayments.  Moreover, other companies that provide EBITDA information may calculate EBITDA differently than we do.

MTR GAMING GROUP, INC.

FINANCIAL ESTIMATES

THREE MONTHS ENDED JUNE 30, 2009

(dollars in thousands)

(unaudited)

The following table sets forth a reconciliation of income from continuing operations, a GAAP financial measure, to EBITDA from continuing operations, a non-GAAP financial measure.

	Three Months Ended June 30,
	2009			2008
EBITDA from continuing operations:
Income (loss) from continuing operations	$400	-	$800	$(748)
Interest expense, net of interest income	9,800	-	10,000	10,371
Provision for income taxes	1,200	-	1,600	935
Depreciation	7,100	-	7,400	7,473
Loss on disposal of property	—	-	200	—
EBITDA from continuing operations	$18,500	-	$20,000	$18,031

(v)           On July 13, 2009, the governor of Ohio signed an executive order directing the Ohio Lottery to take action to implement, and the Ohio legislature approved a budget bill enabling, video lottery terminals at Ohio’s seven horse tracks, including Scioto Downs. In connection with the issuance of the executive order, the governor announced that the Ohio Lottery will issue rules which will establish the application, licensing and contracting requirements for video lottery terminals in Ohio. Such rules are expected to limit video lottery to seven licensed horse racing facilities, establish a ten year license term and establish a maximum of 2,500 video lottery terminals at each racetrack. In addition, the rules are expected to provide that 50% of the net revenues from video lottery terminals will be retained by the State of Ohio, require a $65.0 million licensing fee per racetrack to be paid in five equal installments, with the first installment due in September 2009 and the remaining installments due prior to June 30, 2010, and require each racetrack to make expenditures of at least $80.0 million within the first five years of operation to improve and ensure adequate security at the video lottery facilities. The executive order and budget bill are likely to be subject to challenge, which could prevent or delay our ability to engage in slot gaming or video lottery at Scioto Downs. If the executive order and budget bill are determined to be effective to permit slot gaming and video lottery at Ohio racetracks, we intend to expand and construct a slot machine casino at Scioto Downs. We will be required to obtain financing to pay the license fee and fund the expansion and construction and there can be no assurance that such financing will be available on terms that are acceptable to us, if at all, or that we will be permitted to pay required license fees pursuant to the terms of our Amended and Restated Credit Facility.

(vi)          In connection with our original acquisition of Binion’s Gambling Hall & Hotel, we provided limited guarantees, which reduce each month as rental payments are made on certain land leases, some of which expired in March 2008 and March 2009, and two of which remain in effect. At June 30, 2009 the two remaining guarantees total approximately $1.1 million and expire in March 2010. On July 8, 2009, we received notice from one of the landlords that TLC Casino Enterprises, Inc. had failed to pay $26,000 in rent that was due July 1, 2008 and on July 13, 2009, we received the landlord’s request that we make the payment pursuant to our guarantee.

(vii)         Summary Consolidated Financial and Other Data

The following table sets forth summary consolidated financial and other data for each of the years ended December 31, 2006, 2007 and 2008 and summary unaudited consolidated financial and other data for the twelve months ended March 31, 2009 and for each of the three months ended March 31, 2008 and 2009. The summary consolidated financial data for each of the years ended December 31, 2006, 2007 and 2008 have been derived from, and should be read together with our audited consolidated financial statements and the accompanying notes included in our filings with the Securities and Exchange Commission. The summary consolidated financial data for each of the years ended December 31, 2006, 2007 and 2008 include reclassifications to reflect MTR-Harness, Inc. as discontinued operations, effective March 31, 2009. The summary unaudited consolidated financial and other data for the twelve months ended March 31, 2009 and for each of the three months ended March 31, 2008 and 2009 are derived from, and should be read together with, our unaudited condensed consolidated financial statements and the accompanying notes included in our filings with the Securities and Exchange Commission, which have been prepared on a basis consistent with our annual audited financial statements. In the opinion of management, such unaudited financial data reflect all adjustments, consisting of only normal and recurring adjustments, considered necessary for a fair presentation of the operating results for those interim periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The summary consolidated financial data should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our filings with the Securities and Exchange Commission.

	Twelve Months Ended March 31,	Three Months Ended March 31,		Year Ended December 31,
	2009	2009	2008	2008	2007	2006
	(unaudited)	(unaudited)
	(dollars in thousands)
Statement of Operations Data:
Net revenues(1)	$467,564	$109,700	$112,987	$470,851	$415,818	$297,780
Operating income	41,592	12,171	8,812	38,233	26,934	29,495
Income (loss) from continuing operations	(475)	1,502	(2,409)	(4,386)	(5,490)	7,583
Loss from discontinued operations	(13,858)	(750)	(217)	(13,325)	(5,869)	(3,137)
Net income (loss)	(14,333)	752	(2,626)	(17,711)	(11,359)	4,446
Other Financial Data:
Depreciation	$29,588	$7,274	$7,525	$29,839	$27,788	$20,101
EBITDA from continuing operations(2)(3)	74,145	19,453	16,337	71,029	54,855	49,841
EBITDA (consolidated)(2)	71,730	18,865	14,670	67,535	50,044	48,553

At March 31, 2009
Actual
(unaudited)
(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$39,533
Total assets	530,219
Total debt	374,500
Total stockholders’ equity	96,390

(1)   Net revenues represent total revenues less promotional allowances.

(2)   EBITDA represents earnings (losses) before interest expense (income), income tax expense (benefit), depreciation and amortization, loss on debt modification, equity in loss of unconsolidated joint venture, (gain) loss on disposal of property and loss on asset impairment. EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), is unaudited and should not be considered an alternative to, or more meaningful than, net income or income from operations as an indicator of our operating performance, or cash flows from operating activities, as a measure of liquidity. EBITDA has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry. Uses of cash flows that are not reflected in EBITDA include capital expenditures (which are significant given our expansion), interest payments, income taxes, and debt principal repayments. Moreover, other companies that provide EBITDA information may calculate EBITDA differently than we do. The definition of EBITDA may not be the same as the definitions used in any of our other debt agreements. The following table sets forth a reconciliation of income (loss) from continuing operations and net income (loss), GAAP financial measures, to EBITDA from continuing operations and consolidated EBITDA, non-GAAP measures, in each case for the years ended December 31 and for the twelve months and three months ended March 31:

	Twelve Months Ended March 31,	Three Months Ended March 31,		Year Ended December 31,
	2009	2009	2008	2008	2007	2006
	(unaudited)	(unaudited)
	(dollars in thousands)
EBITDA from continuing operations:
Income (loss) from continuing operations	$(475)	$1,502	$(2,409)	$(4,386)	$(5,490)	$7,583
Interest expense, net of interest income	39,830	9,485	10,161	40,506	34,292	15,102
Provision (benefit) for income taxes	1,774	1,184	(2,296)	(1,706)	(1,868)	6,810
Depreciation	29,588	7,274	7,525	29,839	27,788	20,101
Loss (gain) on disposal of property(a)	2,964	8	—	2,956	133	245
Loss on debt modification(b)	464	—	3,356	3,820	—	—
EBITDA from continuing operations	$74,145	$19,453	$16,337	$71,029	$54,855	$49,841
EBITDA (consolidated):
Net income (loss)	(14,333)	752	(2,626)	(17,711)	(11,359)	4,446
Interest expense, net of interest income	39,912	9,486	10,230	40,656	34,702	15,491
Provision (benefit) for income taxes	(1,700)	595	(2,330)	(4,625)	(4,941)	5,177
Depreciation	29,685	7,274	7,657	30,068	30,553	23,226
Loss (gain) on disposal of property(c),(d),(e)	2,408	8	(1,959)	441	2,123	213
Loss on debt modification(b)	464	—	3,356	3,820	—	—
Equity in loss of unconsolidated joint venture(f)	12,708	750	342	12,300	234	—
Impairment loss(g)	2,586	—	—	2,586	—	—
Other income(h)	—	—	—	—	(1,268)	—
EBITDA (consolidated)	$71,730	$18,865	$14,670	$67,535	$50,044	$48,553

The following table sets forth a reconciliation by property of net income (loss), a GAAP financial measure, to EBITDA, a non-GAAP measure, for the twelve months ended March 31, 2009.

	Last Twelve Months Ended March 31, 2009
	Mountaineer	Presque Isle Downs	Scioto Downs
	(unaudited)
	(dollars in thousands)
EBITDA:
Net income (loss)	$15,594	$12,674	$(1,380)
Interest expense, net of interest income	8,950	949	101
Provision (benefit) for income taxes	9,014	6,876	(768)
Depreciation	14,600	13,931	881
Loss on disposal of property	1,638	1,539	—
EBITDA	$49,796	$35,969	$(1,166)

(a)           Loss on disposal of property in 2008 includes a $2.1 million loss on conveyance of a corporate residence, a $1.5 million loss on disposal of certain components of Presque Isle Downs’ surveillance system and a $0.7 million gain on the sale of the corporate airplane.

(b)           Represents write-off of deferred financing costs as a result of amendments to the credit agreement and reduction in borrowing capacity.

(c)           Gain on disposal of property for the three months ended March 31, 2008 includes a gain on disposal of real property of Ramada Inn and Speedway Casino of $2.8 million, offset in part by an additional loss on disposal of Binion’s Gambling Hall & Hotel, of $0.7 million.

(d)           Loss on disposal of property in 2008 includes for continuing operations a $2.1 million loss on conveyance of the corporate residence, a $1.5 million loss on disposal of certain components of Presque Isle Downs’ surveillance system and a $0.7 million gain on the sale of the corporate airplane. Gain on disposal of property for discontinued operations in 2008 includes a $3.6 million gain on sale of assets of Ramada Inn and Speedway Casino and a $0.9 million loss on disposal of Binion’s Gambling Hall & Hotel.

(e)           Loss on disposal of property in 2007 includes in discontinued operations a loss of $2.0 million in conjunction with the sale of Binion’s Gambling Hall & Hotel.

(f)            Equity in loss of unconsolidated joint venture relates to MTR’s 50% interest in the operating results of North Metro Harness Initiative, LLC (d/b/a Running Aces Harness Park), a discontinued operation, and in 2008 an impairment loss on its investment in North Metro Harness Initiative, LLC of $8.7 million.

(g)           Impairment loss in 2008 includes a $2.6 million loss relating to the impairment of the intangible asset associated with MTR’s investment in Jackson Trotting Association, LLC, a discontinued operation.

(h)           Other income in 2007 includes $1.3 million received by Binion’s Gambling Hall & Hotel as a cash distribution (in lieu of common stock) for its interest as a member (policyholder) in a mutual insurance company that converted to a stock corporation.

(3)           EBITDA from continuing operations includes Mountaineer, Presque Isle Downs and Scioto Downs (including RacelineBet). EBITDA from discontinued operations includes Binion’s Gambling Hall & Hotel, Ramada Inn & Speedway Casino, Jackson Racing Inc. (including Jackson Harness Raceway) and of MTR-Harness Inc. (including Running Aces Harness Park).

(viii)        Selected Historical Consolidated Financial Data

The following table sets forth summary consolidated financial and other data for each of the years ended December 31, 2004, 2005, 2006, 2007 and 2008 and summary unaudited consolidated financial and other data for the twelve months ended March 31, 2009 and for each of the three months ended March 31, 2008 and 2009. The summary consolidated financial data for each of the years ended December 31, 2004, 2005, 2006, 2007 and 2008 have been derived from, and should be read together with our audited consolidated financial statements and the accompanying notes included in our filings with the Securities and Exchange Commission. The summary unaudited consolidated financial and other data for the twelve months ended March 31, 2009 and for each of the three months ended March 31, 2008 and 2009 are derived from, and should be read together with, our unaudited condensed consolidated financial statements and the accompanying notes included in our filings with the Securities and Exchange Commission which have been prepared on a basis consistent with our annual audited financial statements. In the opinion of management, such unaudited financial data reflect all adjustments, consisting of only normal and recurring adjustments, considered necessary for a fair presentation of the operating results for those interim periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The selected historical consolidated financial data should be read in conjunction with those consolidated financial statements and the related notes included in our filings with the Securities Exchange Commission and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” also included in our filings with the Securities and Exchange Commission.

	Twelve Months Ended March 31,	Three Months Ended March 31,		Year Ended December 31,
	2009	2009	2008	2008	2007	2006	2005	2004
	(unaudited)	(unaudited)
	(dollars in thousands, except per share amounts)
Statement of Operations Data:
Revenues:
Gaming	$415,693	$100,566	$102,928	$418,055	$370,956	$259,098	$251,935	$258,727
Parimutuel commissions	14,385	1,965	2,029	14,449	13,321	12,988	12,585	13,550
Food, beverage and lodging	35,507	7,610	8,066	35,963	29,421	22,320	21,569	21,665
Other	10,350	1,696	1,651	10,305	8,088	7,806	8,136	8,615
Total revenues	475,935	111,837	114,674	478,772	421,786	302,212	294,225	302,557
Less promotional allowances	(8,371)	(2,137)	(1,687)	(7,921)	(5,968)	(4,432)	(4,214)	(4,618)
Net revenues	467,564	109,700	112,987	470,851	415,818	297,780	290,011	297,939

Operating income(1)	41,592	12,171	8,812	38,233	26,934	29,495	28,148	37,370
Income (loss) from continuing operations	(475)	1,502	(2,409)	(4,386)	(5,490)	7,583	8,684	14,637
Income (loss) from discontinued operations(2)(3)	(13,858)	(750)	(217)	(13,325)	(5,869)	(3,137)	(915)	(182)
Net income (loss)	$(14,333)	$752	$(2,626)	$(17,711)	$(11,359)	$4,446	$7,769	$14,455

Net income (loss) per share from continuing operations:
Basic	$(0.02)	$0.05	$(0.09)	$(0.16)	$(0.20)	$0.28	$0.31	$0.51
Diluted	$(0.02)	$0.05	$(0.09)	$(0.16)	$(0.20)	$0.27	$0.30	$0.51

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006(1)	2005	2004
	(unaudited)
	(dollars in thousands, except per share amounts)
Balance Sheet Data:
Cash and cash equivalents	$39,533	$36,709	$29,011	$31,045	$21,431	$22,576	$22,443
Working capital (deficit)	(91,145)	8,206	407	(1,651)	(5,981)	6,502	17,913
Current assets	79,364	64,571	71,095	59,940	54,402	42,406	35,539
Current liabilities	170,509	56,365	70,688	61,591	60,383	35,904	17,626
Total assets	530,219	567,930	527,710	611,320	479,503	334,677	296,247
Long-term obligations (current portion)(4)	115,162	11,254	20,498	11,008	6,000	477	2,175
Long-term obligations (net of current portion)	259,338	390,269	357,112	420,520	271,908	152,966	133,133
Total liabilities	433,829	457,743	432,107	498,868	351,139	210,757	172,993
Total stockholders’ equity	96,390	109,887	95,603	112,147	122,984	120,976	123,254
Ratio of earnings to fixed charges(5)	1.3x	0.5x	0.9x	0.7x	1.4x	1.9x	2.5x

(1)   Operating income for 2007 includes (i) project opening costs of $3.0 million related to Presque Isle Downs, which commenced operations on February 28, 2007; and (ii) project opening costs of $2.6 million related to Mountaineer which commenced poker and table gaming in the fourth quarter of 2007.

(2)   The operating results for Binion’s Gambling Hall & Hotel, the Ramada Inn and Speedway Casino and Jackson Harness Raceway have been reflected as discontinued operations in 2008. Corresponding reclassifications have been made to the presentation of the prior periods.

(3)   The operating results MTR-Harness, Inc. and North Metro Harness Initiative, LLC (dba Running Aces Harness Park) have been reflected as discontinued operations in 2009. Corresponding reclassifications have been made to the prior period presentation.

(4)   The current portion of long-term obligations for the three months ended March 31, 2009 includes the total borrowings of $101.9 million outstanding under our existing senior credit facility.

(5)   The deficiency in ratio of earnings to fixed charges for the three months ended March 31, 2008 and the years ended December 31, 2008 and December 31, 2007 was $4.705 million, $6.093 million and $9.558 million, respectively.

(ix)           Additional and Revised Risk Factor Disclosure:

The Registrant faces significant competition from other gaming and racing facilities, and increased competition could have a material adverse effect on the Registrant.

Gaming Operations.  The Registrant faces substantial competition in each of the markets in which its gaming facilities are located. Some of the competitors have significantly greater name recognition and financial and marketing resources than the Registrant does; some are permitted to conduct additional forms of gaming; and some pay substantially lower taxes than the Registrant does, which may permit them to spend more for marketing and promotions and thus gain a competitive advantage over the Registrant. All of the Registrant’s gaming operations primarily compete with other gaming operations in their geographic areas. New expansion and development activity is occurring in each of the relevant markets. These factors, as well as the legalization of other forms of gaming, such as casino table gaming, in the markets in which the Registrant’s gaming facilities are located, may intensify competitive pressures and could have a material adverse effect on the Registrant. For example, video lottery at racetracks in Ohio pursuant to the recent executive order and legislation approving such gaming activities will compete with Mountaineer and Presque Isle Downs. For the month of March 2009, approximately 72% of the total amount played in Mountaineer’s slot machines was attributable to customers from Ohio and approximately 48% of the total amount played in Presque Isle Downs’ slot machines was attributable to customers from Ohio. Specifically, 10% of amounts played at Mountaineer’s slot machines and 23% of the amount played at Presque

Isle Downs in March 2009 was attributable to customers from Cuyahoga County, Ohio, which is the location of Thistledown, one of the racetracks that is expected to offer slot gaming, and is near Northfield Park, another racetrack expected to offer slot gaming. As a result, we expect that gaming operations at Thistledown and Northfield Park would compete with gaming operations at Mountaineer and Presque Isle Downs. In addition, gaming operations at Beulah Park, a harness racetrack in Columbus, Ohio, would compete with gaming operations at Scioto Downs. While we expect that the approval of slot gaming will positively impact our financial condition and results of operations overall, we also expect that such gaming activity will negatively impact our results of operations at Mountaineer and Presque Isle Downs and that such negative impact may be material. In addition, Penn National Gaming, Inc. and the owner of the Cleveland Cavaliers basketball team are pursuing a referendum that would permit a casino in each of Cleveland, Cincinnati, Toledo and Columbus. If the referendum is successful, a casino in Cleveland would compete with gaming operations at both Mountaineer and Presque Isle Downs and a casino in Columbus would compete with Scioto Downs. Such new competition would have a material adverse effect on the Registrant’s business, financial conditions and results of operations.

In West Virginia the Registrant continues to face competition from limited video lottery machines (“LVLs”) in local bars and fraternal organizations. The law authorizes up to 9,000 slot machines in adults-only facilities throughout West Virginia. No more than five slot machines are allowed in each establishment licensed to sell alcoholic beverages; and no more than ten slot machines are allowed in each licensed fraternal organization. In addition, Pennsylvania’s slot machine law contemplates the installation of slot machines at up to fourteen locations: (i) seven racetracks (including Presque Isle Downs) each with up to 3,000 slots initially and with the ability to apply to the Pennsylvania Gaming Control Board (“PGCB”) for up to 5,000 slots (six of which, including Presque Isle Downs, are currently operating); (ii) five stand-alone slot parlors with up to 5,000 slots (two of which have opened); and (iii) two resort locations with up to 500 slots each. In June 2007, The Meadows Racetrack & Casino, a harness racetrack approximately 40 miles southeast of Mountaineer, opened its temporary slots casino with 1,825 slot machines in June 2007, and in April 2009 opened its permanent casino with over 3,700 slot machines and various food and beverage outlets. In December 2006, the PGCB approved a license for a stand-alone slot parlor to be located in downtown Pittsburgh, approximately a one-hour drive from Mountaineer and a two-hour drive from Presque Isle Downs. The owners of the Pittsburgh facility announced that they intend to open Rivers Casino with 3,000 slot machines and five food and beverage outlets in August 2009. In March 2009, 6% of the amounts played at Mountaineer’s slot machines and 1% of the amounts played at Presque Isle Downs’ slot machines was attributable to customers from Allegheny County, Pennsylvania, the county in which the Rivers Casino will be located. Additionally, in September 2007, the Pennsylvania Harness Horse Racing Commission granted a license to build Valley View Downs in Lawrence County, Pennsylvania, approximately 45 miles from Mountaineer and 90 miles from Presque Isle Downs; and in November 2007, Valley View applied to the PGCB for the final Category 1 racetrack slot machine license. The Gaming Control Board has taken no action on the application, and in September 2008, the owners of the project announced that they had no financing for the project and intended to sell the opportunity. When the downtown Pittsburgh facility successfully opens, Mountaineer (and to a lesser extent, Presque Isle Downs) will compete with it for slot patrons. Likewise, if Valley View Downs obtains a slot license and successfully opens a slot facility, it too would represent new competition for Mountaineer and, to a lesser extent, Presque Isle Downs.

Presque Isle Downs competes principally with the Seneca Allegany Casino & Hotel in Salamanca, New York, approximately seventy-five miles away. That facility has approximately 2,300 slot machines, 40 table games, and a 212-room hotel with resort amenities. All of our gaming operations also compete to a lesser extent with operations in other locations, including Native

American lands, and with other forms of legalized gaming in the United States, including state-sponsored lotteries, on- and off- track wagering, high-stakes bingo, card parlors, and the emergence of Internet gaming. In addition, casinos in Canada have likewise recently begun advertising in our target markets.

Racing and Pari-mutuel Operations.  Mountaineer’s racing and pari-mutuel operations compete directly for wagering dollars with Wheeling Downs, which is located approximately 50 miles from Mountaineer; Thistledown and Northfield Park, which are located approximately 85 miles to the northwest of Mountaineer in Cleveland, Ohio; and The Meadows, located approximately 40 miles southeast of Mountaineer in Washington, Pennsylvania. Wheeling Downs conducts pari-mutuel greyhound racing and casino gaming. Thistledown and Northfield Park conduct pari-mutuel horse racing but not video lottery or slot gaming. The Meadows conducts live harness racing, simulcasting and slot gaming. Mountaineer would also compete for pari-mutuel wagering patrons with Valley View Downs in Lawrence County, Pennsylvania, approximately 45 miles from Mountaineer, if it is constructed and opened. Since commencing export simulcasting in August 2000, Mountaineer competes with racetracks across the country to have its signal carried by off-track wagering parlors. Mountaineer also competes for wagering dollars with off-track wagering facilities in Ohio and Pennsylvania, and competes with other tracks for participation by quality racehorses.

Presque Isle Downs faces competition from other racetracks in Pennsylvania and off-track wagering facilities in Pennsylvania and West Virginia, as well as from casinos in Western New York. Presque Isle Downs will also compete with Valley View Downs if it is constructed and opens.

Scioto Downs competes primarily with Beulah Park, a harness racetrack also located in Columbus, Ohio (although currently Scioto Downs and Beulah Park do not operate on the same dates), and to a lesser extent, casino gambling in Indiana and Michigan. Further, Scioto Downs faces competition from off-track wagering facilities in Ohio, Pennsylvania and West Virginia.

Increased competition may require the Registrant to make substantial capital expenditures to maintain and enhance the competitive positions of the Registrant’s properties, including updating slot machines to reflect changing technology, refurbishing rooms and public service areas periodically, replacing obsolete equipment on an ongoing basis, and making other expenditures to increase the attractiveness and add to the appeal of the Registrant’s properties, including increased marketing and promotions.

In a broader sense, the Registrant’s gaming operations face competition from all manner of leisure and entertainment activities, including shopping, athletic events, television and movies, concerts and travel. Increased competition from other gaming and racing facilities and other leisure and entertainment activities could have a material adverse effect on the Registrant’s business, financial condition and results of operations.

The future of slot gaming and video lottery at Scioto Downs is uncertain.

On July 13, 2009, the governor of Ohio signed an executive order directing the Ohio Lottery to take actions to implement, and the Ohio legislature approved a budget bill enabling, video lottery terminals at Ohio’s seven horse tracks, including Scioto Downs. It is likely that the executive order and budget bill will be subject to challenge, which may be protracted and could result in delaying or preventing slot gaming at racetracks in Ohio. In addition, the conditions applicable to slot gaming at Ohio racetracks are expected to require the payment of a $65 million license fee, an investment of $80 million in the gaming facilities over a five year period and that the State of Ohio retain 50% of the revenues from video lottery terminals. We may also be required to share a portion of our revenues with horse owners and trainers at Scioto Downs. Accordingly, even if slot gaming is approved at Scioto Downs, we cannot assure you that the revenues generated from slot gaming at Scioto Downs will yield an adequate return on our investment or that we will be able to operate slot gaming at Scioto Downs profitably because of the significant investment required and the retention of revenues by the State of Ohio. Finally, we will require additional financing to, among other things, pay required license fees beginning in September 2009 and fund the expansion and improvement of the Scioto Downs facilities to comply with licensing requirements and accommodate casino gaming. The indenture governing the notes, the indenture governing the Senior Subordinated Notes and the Amended and Restated Credit Facility will limit our ability to incur additional indebtedness and pay the required license fees. We would be required to seek the consent of the lenders under our Amended and Restated Credit Facility to incur the indebtedness necessary to fund our cash needs in connection with commencing slot gaming at Scioto Downs and to sell equity securities without repaying amounts outstanding under the Amended and Restated Credit Facility. We cannot assure you that such lenders would grant the necessary consents. While the indentures for the new Senior Secured Notes and the Senior Subordinated Notes, as amended pursuant to the consent solicitation, will allow us to incur indebtedness to fund development of future gaming operations, like slot gaming at Scioto Downs, we are required to obtain equity financing in the amount of at least 40% of the total financed costs. We cannot assure you that we will be able to obtain the necessary debt or equity financing on terms that are acceptable to us, or at all.

We may face disruption in developing and integrating facilities we may expand or acquire, including financing, construction and other development risk.

The development and integration of facilities we may expand or acquire in the future will require the dedication of management resources that may temporarily detract attention from our day-to-day business. The process of developing and integrating these operations also may interrupt the activities of that business, which could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we will be able to manage the combined operations effectively or realize any of the anticipated benefits of these new or expanded operations.

If the recently issued executive order and legislation in Ohio are determined to be effective to approve video lottery and slot gaming at Ohio racetracks, we expect to expand and construct a slot machine casino at Scioto Downs.  We cannot yet accurately estimate the cost of developing the planned facilities, contracts for development or construction of any portion of planned expansion or cash on hand or financing necessary to pay the costs of the planned expansion.  In addition, construction projects  entail significant risks, including shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, work stoppages, weather interference and unanticipated cost increases, any of which can give rise to delays or cost overruns.  Design, planning, construction, equipment or staffing requirements or problems or difficulties in obtaining any of the requisite licenses, permits, allocations or authorizations from regulatory authorities could increase the cost or delay the construction or opening of our planned expansion at Scioto Downs or otherwise adversely affect the project’s planned design and features.

Any of the foregoing difficulties could have a material adverse effect on our business, financial condition and results of operations.

(x)            The Registrant has also disclosed that it added 11 new casino table games at Mountaineer Casino, Racetrack & Resort in West Virginia in July 2009.

(xi)           The effective tax rate on slot game revenues at Mountaineer Casino, Racetrack & Resort in West Virginia is approximately 56% to 57% (based on a rate of 55.4% of the first $160.0 million of revenue and 59.7% thereafter) and the effective tax rate on table game revenues at Mountaineer is approximately 38% to 40% (based on a state rate of 35% and a $2.5 million license fee). The effective tax rate on slot game revenues at Presque Isle Downs is approximately 61% (based on a state rate of 55% in addition to a minimum tax of the greater of 2% or $10.0 million for the host municipality). Tax rates are subject to change, sometimes with little notice, and such changes could have a material adverse effect on our gaming operations.

The information in this report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD. The furnishing of this information is not intended to, and does not, constitute a determination or admission by the Company that such information is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Registrant.

The information contained in Item 7.01 of this report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by the Registrant under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information contained in Item 7.01 of this report shall, however, be deemed to be incorporated by reference in that certain Offer to Purchase and Consent Solicitation dated July 15, 2009 and that certain Consent Solicitation Statement dated July 15, 2009.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MTR GAMING GROUP, INC.

		By:	/s/ David R. Hughes
David R. Hughes
Corporate Executive Vice President and Chief Financial Officer
Date:	July 15, 2009